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                                                                       Exhibit 2
                                 AMENDMENT NO. 1
                           TO ASSET PURCHASE AGREEMENT


         This Amendment No. 1 ("Amendment") made and entered into as of the 31st day of May, 1996, by and among Pegasus Communications Holdings, Inc. ("Buyer"), a Delaware corporation, and Dominica Padilla Acosta (a/k/a Dominick Padilla) and his spouse, Maria del Carmen Padilla Lopez and the conjugal partnership formed by them (collectively referred to herein as "Seller"), and Dom's Tele-Cable, Inc. ("DTC"), a Puerto Rico corporation. Buyer, Seller and DTC are collectively referred to herein as the "Parties."

                                    RECITALS:

         WHEREAS, Buyer, Seller and DTC have entered into that certain Asset Purchase Agreement dated March 21, 1996 ("Asset Purchase Agreement"); and

         WHEREAS, the Parties wish to amend the Asset Purchase Agreement as provided herein.

         NOW, THEREFORE, in consideration of the premises and mutual promises made herein and in the Asset Purchase Agreement, and in consideration of the representations, warranties and covenants contained herein and in the Asset Purchase Agreement, and intending to be legally bound hereby, the Parties agree as follows:

         1. Defined Terms.

            (a) Capitalized terms used herein which are not defined in this Agreement shall have the meanings assigned to them in the Asset Purchase Agreement.

            (b) The defined term "Termination Date" set forth in Article I of the Asset Purchase Agreement shall be deleted in its entirety.
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            (c) The following defined terms shall be added to Article I of the
Asset Purchase Agreement:

                "Amended and Restated Escrow Agreement" means that certain Amended and Restated Escrow Agreement to be executed and delivered not later than May 31, 1996 by Escrow Agent, Buyer, Seller, DTC and Domar, substantially in the form of Appendix 1 attached hereto.

                "Commitment Letter" means that certain commitment letter dated March 21, 1996 from CIBC, Inc. to an Affiliate of Buyer.

                "Joinder Agreement" means that certain Joinder Agreement to be executed and delivered not later than May 31, 1996 by Buyer, Seller and Domar pursuant to which Domar will become a party to the Agreement, substantially in the form of Appendix 2 attached hereto.

                "Management Agreement" means that certain Management Agreement to be executed and delivered not later than May 31, 1996 by an Affiliate of Buyer and Domar, substantially in the form of Appendix 3 attached hereto.

                "Net Purchase Price" means the Purchase Price less an amount equal to the sum of (v) the Initial Deposit plus (w) the Additional Deposit plus
(x) the Extension Deposit plus (y) the Programmer Deposit (if applicable) plus
(z) the Base Purchase Price Advance plus (zz) any Current Liabilities assumed at Closing.

                "Seller" has the meaning assigned to it in the Preamble of the Asset Purchase Agreement, and shall be deemed to include the conjugal partnership formed by Seller.

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            (d) The defined term "Liquidated Damages" set forth in Article I of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

                "Liquidated Damages" mean the Initial Deposit plus the Additional Deposit plus the Extension Deposit plus the Base Purchase Price Advance.

            (e) The following terms are defined in the Sections of this Amendment indicated:

            Term                                                        Section
            ----                                                        -------
            "Base Purchase Price".............................................2
            "Base Purchase Price Advance"..................................5(g)
            "Closing".........................................................3
            "Closing Date"....................................................3
            "CRIM Deposit".................................................5(c)
            "Domar"........................................................5(b)
            "Extension Deposit"............................................5(f)
            "IPO".............................................................3
            "Programmer Deposit"...........................................5(f)
            "Registration Statement"..........................................3

         2. Consideration. Section 2.2(a) of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

            Buyer will pay to Seller at Closing cash in the amount of $11.6 million ("Base Purchase Price"), subject to (x) the Base Purchase Price adjustments set forth in Section 2.3, (y) the escrow arrangements set forth in Sections 2.4, 5.17, 5.24 and 5.27, and (z) the Base Purchase Price Advance, in accordance with Seller's delivery instructions.

         3. Closing. Section 2.6 of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

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            The closing of the transactions contemplated by this Agreement
            ("Closing") shall take place at such location as the Parties may agree, on the following date ("Closing Date"):

            (i) May 31, 1996, if all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than those conditions with respect to actions the respective Parties will take at Closing);

            (ii) if Closing has not occurred on May 31, 1996, the earlier to occur of August 31, 1996 or the fifth Business Day after the completion of an initial public offering of the common stock of an Affiliate of Buyer ("IPO") pursuant to a registration statement that would be filed under the Securities Act of 1933, as amended ("Registration Statement"), provided that all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than those conditions with respect to actions the respective Parties will take at Closing); or

            (iii) if Closing has not occurred on or before August 31, 1996,
                  September 30, 1996 or such earlier date as the Parties may agree, provided all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than those conditions with respect to actions the respective Parties will take at Closing itself).

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         4. Representations and Warranties.

            (a) The following shall be inserted after the word "Agreement" in the third line of Section 4.1 of the Asset Purchase Agreement: "and as of the date of Amendment No. 1 to this Agreement."

            (b) The following shall be inserted after the word "Agreement" in the second line of Section 4.2 of the Asset Purchase Agreement: "and as of the date of Amendment No. 1 to this Agreement."

         5. Pre-Closing Covenants.

            (a) The phrase "DTC's assets" in clause (a) of Section 5.2 of the Asset Purchase Agreement shall be replaced with the defined term "Assets."

            (b) The clause "Pending Closing," at the beginning of Section 5.3 of the Asset Purchase Agreement shall be deleted in its entirety. The introductory clause "Immediately prior to Closing" set forth in the second sentence of
Section 5.3 shall be amended in its entirety to read: "On or before May 31, 1996,". The following shall be added to the end of Section 5.3:

            Immediately upon liquidation of DTC as provided herein, Seller will sell, transfer, convey and deliver the Assets to Domar, Inc. ("Domar"), a newly formed Puerto Rico corporation whose outstanding capital stock is wholly owned by Seller, and Seller will cause Domar to assume the Credit Agreement Obligations and those Current Liabilities (and no other Current Liabilities) which were Liabilities of DTC immediately prior to the liquidation of DTC.

            (c) In the event that Closing does not occur on May 31, 1996,
Section 5.17 of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

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            At Closing, Buyer will pay $240,000 into escrow ("CRIM Deposit")
            pursuant to the terms and conditions of the Amended and Restated Escrow Agreement, which amount will constitute a payment on account of the Base Purchase Price that reduces by such amount cash payable directly to Seller at Closing.

            (d) The following shall be added to the end of Section 5.19 of the Asset Purchase Agreement:

            In the event the Closing does not occur on May 31, 1996, (i) Seller shall use its best efforts to obtain the FCC's consents to the transfer of the CARS License and Business Radio Licenses to Buyer, and (ii) if the consents to transfer of the CARS License and/or the Business Radio Licenses are not granted by July 24, 1996, Buyer may, after consultation with Seller, apply for a new CARS License and/or one or more new Business Radio Licenses, as Buyer deems appropriate. However, acceptance of such CARS License by Buyer shall, subject to all rules and regulations, be contingent upon Closing.

            (e) Section 5.20 of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

            Prior to Closing, Seller will cause Domar to obtain an assignable lease from Mr. Radames Collado relating to Domar's use of poles on Mr. Collado's property, as described in Section 4.1(f)(iii) of the Disclosure Schedule, which form of lease must be reasonably acceptable to Buyer.

            (f) The last sentence of Section 5.24 of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

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            In the event that DTC and Seller do not deliver the opinion required hereunder, Buyer will pay 60 percent of the amount of "programmers tax withholdings" disclosed in the financial statements required to be delivered pursuant to Section 7.1 ("Programmer Deposit") into escrow pursuant to the terms and conditions of the Amended and Restated Escrow Agreement, which Amended and Restated Escrow Agreement will be amended to reflect payment of this additional amount into escrow for purposes of satisfying claims relating to periods prior to Closing that are threatened or asserted by Hacienda and/or programmers during the term of the Amended and Restated
            Escrow Agreement, and the Programmer Deposit will constitute a payment on account of the Base Purchase Price that reduces by such amount cash payable directly to Seller at Closing.

            (g) The following new Sections shall be added after Section 5.24 of the Asset Purchase Agreement:

            5.25. Bank Commitment Letter. On or before May 31, 1996, Buyer will deliver to Seller an amended Commitment Letter which provides in effect that, subject to the terms and conditions of the Commitment Letter, (i) the senior bank financing contemplated by the Commitment Letter will be used to finance the Net Purchase Price and (ii) the expiration of the Commitment Letter will not be earlier than September 30, 1996. Notwithstanding the foregoing, neither this provision nor the amended Commitment Letter will be construed to mean that Buyer is obligated to use financing described in the amended Commitment Letter rather than IPO financing.

            5.26. Registration Statement. Buyer will cause the Registration Statement to provide in effect that, subject to the occurrence of Closing, IPO proceeds will be applied to the payment of the Net Purchase Price.

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            5.27. Extension. In the event that Closing does not occur on May 31,
            1996 and Seller complies with Sections 5.2, 5.29, 5.30, 5.31 and 5.32, on May 31, 1996 Buyer will pay $1,800,000 ("Extension
            Deposit") into escrow pursuant to the terms and conditions of the Amended and Restated Escrow Agreement, which amount will constitute a payment on account of the Base Purchase Price that reduces by such amount cash payable by Buyer directly to Seller at Closing.

            5.28. Base Purchase Price Advance. In the event that Closing does not occur on May 31, 1996 and Seller complies with Sections 5.2, 5.29, 5.30, 5.31 and 5.32, Buyer will pay to Seller $750,000, which amount will constitute a payment on account of the Base Purchase Price ("Base Purchase Price Advance") that reduces by such amount cash payable by Buyer to Seller at Closing. In the event that Closing does not occur by September 30, 1996, Seller will immediately return the Base Purchase Price Advance to Buyer.

            5.29. Liquidation Opinion. In the event that Closing does not occur on May 31, 1996, Seller will deliver to Buyer on May 31, 1996 the opinion of Eddie Lopez Alonso and/or Esteban F. Bird in form satisfactory to Buyer relating to the liquidation of DTC and transfer of Assets to Domar.

            5.30. Amended Escrow Agreement. In the event that Closing does not occur on May 31, 1996, Seller will, and Seller will cause Domar to, and Buyer will, execute and deliver not later than May 31, 1996 the Amended and Restated Escrow Agreement.

            5.31 Joinder Agreement. In the event that Closing does not occur on May 31, 1996, Seller will, and Seller will cause Domar to, and Buyer will, execute and deliver not later than May 31, 1996 the Joinder Agreement.

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            5.32 Management Agreement. In the event that Closing does not occur on May 31, 1996, Seller will, and Seller will cause Domar to, and an Affiliate of Buyer will, execute and deliver not later than May 31, 1996 the Management Agreement.

         6. Conditions Precedent.

            (a) The following sentence shall be added to Section 6.1(c):

            Notwithstanding the foregoing, there shall be no failure of this condition precedent because of the failure of Seller to obtain the consent of, or Buyer to enter into a contract with, the Puerto Rico Electric Power Authority or the Puerto Rico Transportation and Public Works Department resulting from the noncompliance of MCT Cablevision, Limited Partnership with the requirements of those Governmental Authorities.

            (b) Section 6.1(u) shall be amended in its entirety to read as follows:

            Buyer shall have received the opinions of Eddie Lopez Alonso and/or Esteban F. Bird, dated the Closing Date, in the form set forth in Appendix 15, which form shall be revised to reflect the amended structure of the transactions contemplated by this Amendment and which form as revised shall be acceptable to Buyer and Seller; and the opinion of Rini, Coran & Lancellota in form satisfactory to Buyer and Seller.

            (c) The following shall be inserted immediately after "Lodge & Company" in Section 6.2(g) of the Asset Purchase Agreement: "and/or Drinker, Biddle & Reath."

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            (d) The following shall be added to the end of Section 6.1(h) of the
Asset Purchase Agreement: "; provided, however, that the transfer of CARS
License and Business Radio Licenses shall be treated in accordance with Section 5.19."

            (e) The following shall be added to the end of Section 6.2(h) of the Asset Purchase Agreement: ", except for any such consents and approvals that are waived as conditions precedent to Closing by Buyer."

            (f) Section 6.2(k) of the Asset Purchase Agreement shall be amended to delete the phrase "and as of the Closing".

         7. Post Closing Covenants. The introductory clause "Within 52 days after Closing" set forth in Section 7.1 shall be amended in its entirety to read: "On or before August 15, 1996,".

         8. Termination.

            (a) The first line of each of Section 8.1(b)(ii) and Section 8.1(c)(ii) shall be amended in its entirety to read as follows: "If Closing shall not have occurred on or before September 30, 1996..."

            (b) The following new sections shall be added after Section 8.3 of the Asset Purchase Agreement:

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            8.4. Return of Advance and Escrow Funds. In the event that this
            Agreement is terminated for any reason and Seller has no right to Liquidated Damages pursuant to Section 9.3(c), Seller will immediately return to Buyer the Base Purchase Price Advance and Buyer will be entitled to the immediate return of the Initial Deposit, the Additional Deposit and the Extension Deposit from the Escrow Agent.

            8.5 CARS License. In the event that this Agreement is terminated for any reason and the FCC has granted a new CARS License or Business Radio License to Buyer relating to operation of the System, Buyer agrees not to use such license and to use its best efforts to have such license assigned immediately to Seller or its designee.

         8. Remedies.

            (a) The following parenthetical will be inserted in the first sentence of Section 9.2(c) of the Asset Purchase Agreement immediately after "$1,000,000":

            (in addition to any liabilities relating to CRIM)

            (b) Section 9.3(c) shall be amended in its entirety to read as follows:

            Notwithstanding anything to the contrary herein, the maximum liability of Buyer under this Agreement shall be equal to $1 million; provided that if Closing does not occur on or before September 30, 1996 because of Buyer's breach or default with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, Buyer's liability under this Agreement will be limited to, and Seller will be entitled to receive, Liquidated Damages.

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            (c) The following clause shall be added to the beginning of the first sentence of Section 9.6 of the Asset Purchase Agreement: "Except as provided in Section 9.7,".

            (d) The following new Section shall be added after Section 9.6 of the Asset Purchase Agreement:

            9.7. Specific Performance. Seller acknowledges and agrees that a breach of this Agreement by Seller and the resulting failure of Seller to consummate this Agreement in accordance with its terms and conditions would cause irreparable harm to Buyer for which money damages alone would not be an adequate remedy because of the unique nature of the Assets and their strategic importance to Buyer. Therefore, in addition to Buyer's rights to damages under this Agreement, Buyer will have the right to specifically enforce the terms and conditions of this Agreement.

        10. Miscellaneous.

            (a) Section 10.3(c) of the Asset Purchase Agreement shall be amended to delete reference to "Sal LaMarca."

            (b) The parenthetical in Section 10.13 of the Asset Purchase Agreement shall be amended in its entirety to read:

            (including the documents referred to herein and Amendment No. 1 to this Agreement, which are incorporated in and constitute part of this Agreement)

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

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

                            PEGASUS COMMUNICATIONS HOLDINGS, INC.


                            By:  /s/ Marshall W. Pagon
                               ----------------------------------------------
                               Marshall W. Pagon, Chief Executive Officer


                            /s/ Dominica Padilla Acosta
                            -------------------------------------------------
                            Dominica Padilla Acosta (a.k.a. Dominick Padilla)



                            /s/ Maria del Carmen Padilla Lopez
                            -------------------------------------------------
                            Maria del Carmen Padilla Lopez


                            DOM'S TELE-CABLE, INC.

                            By: /s/ Dominica Padilla Acosta
                               ----------------------------------------------
                               Dominica Padilla Acosta (a.k.a. Dominick Padilla) President


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